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The following are remarks relating to the proposed merger of The Williams Companies, Inc. (“Williams”) and Energy Transfer Equity, L.P. (“Energy Transfer”) of members of Energy Transfer management during a town hall meeting with Williams employees held on October 13, 2015 and made available for replay starting October 14, 2015.

Remarks from Town Hall with Energy Transfer Management on October 13, 2015

(music)

Rob Hatley:

Good morning, everyone. I’d like to welcome you all to today’s event, and those who have joined here in Tulsa, and those who are watching and listening in across the company, thank you all for joining us, we really appreciate it. I’d also like to take a quick moment and just remind everyone in the room here, if you would please, to turn off or silence your cell phones, so that we don’t have any interruptions that way. We all know, and I know you know, that there’s a lot of interest in today’s town hall, and you’ll still — I know you still have many questions that are related to the proposed merger: the benefits, the pensions, and what the ultimate organization will look like. As we’ve said during the town hall on September 30th, we will not be able to address every single question today. This is due to a number of factors, frankly, including that it’s just simply too early to be able to answer them all completely, and ultimately, to everyone’s satisfaction. But I assure you, we are working on them, and will continue to communicate with you in a timely manner. However, we did take all of the questions received today, and we categorized those into various groups. And the major themes included in the questions were about ETE’s history, the culture, the overall strategy and vision, and charitable giving. And so, ETE today has structured their presentation in such a way to address these major areas. As you’ll notice here, we also want to make sure I put up the legal disclaimer, regarding any forward looking statements that be made today, and would ask that you acknowledge that and recognize that.

So in terms of the agenda, we’re going to go through that here in just a second, I encourage you to continue sending in your questions though, to MyWilliams@Williams.com email address. We continue to capture those, we’re categorizing those, and we’re going to get them to the right people so that they can be answered correctly and in the most appropriate manner. You can also check the Williams proposed merger information page on the MyWilliams page on the intranet site, for the most up to date, current Q&A documents. In fact, we posted an updated Q&A to the site late last week, and that included several points about pension, benefits, severance, some of those issues around those areas that you all had addressed, and that was again, another major theme in the questions that were submitted and had been submitted to date. Toward the end of today’s event, ETP will be conducting a very limited Q&A session using some of those pre-submitted questions. A replay of today’s event will be posted to MyWilliams as soon as possible. And now, I’d like to turn it over to Williams’ president and CEO, Alan Armstrong, to introduce our guests. Thank you.

(applause)

Alan Armstrong:

Well thank you, and good morning, thanks Rob. My role here this morning is going to be pretty brief. Just to introduce the Energy Transfer team. As you all know, we had a chance here a couple of weeks ago to share my thoughts with you, and some of the rest of the team, share their thoughts. So this morning it’ll be a lot about Energy Transfer, and really looking forward to letting everybody here, the path forward there, and exciting opportunity in front of us there. But before I do that, I really wanted to acknowledge the tragedy that we suffered at our Gibson Louisiana facility last Thursday, and four lives were lost there — some of our contractors, employees there. And I know that, you know, that’s always a very tough situation, and I hope that — and know that your thoughts and prayers are going out to those affected, and you know, it really is a terrible tragedy, and it’s always a tough time in our industry when we have lost lives, and I just want to remind everybody that we have got to keep our focus on running this business safely, and we’ve got to be very focused on zero incidents. Not being, you know, okay with luck being on our side, but being very, very focused on having absolutely no incidents. And so, anyway, I just want to take a moment there and acknowledge a terrible tragedy, and also say to our teams that are working through that in Gibson, Louisiana, those are very, very tough times to go through when you have a tragedy like that at a facility, and I hope you all do your part in supporting those folks, and those families.

So as I mentioned earlier, we did have a town hall here a couple of weeks ago, and I got a chance to share my thoughts with you, and Don Chappel did a nice job of laying out the merger economics there as well. And today, I do have the opportunity to introduce the Energy Transfer team for you today. And so, Kelcy Warren is here, the chairman of the board for Energy Transfer, and pleased to welcome Kelcy here to Tulsa. Mackie McCrea, who is the president and chief operating officer for ETP’s general partner. And Chris Curia, who is the executive vice president and chief human resources officer for ETP. So they’re all right here with us this morning, and welcome gentlemen, and glad to have you with us this morning. They’re going to be discussing the proposed merger today, and so they’ll go through that, and talk about the kind of growth that Energy Transfer has seen over the years, very, very impressive growth, and they’re also going to be providing information about Energy Transfer, and who that collection of companies is today, and as well, touching a little bit on their culture of their company, and so I encourage you to take that in with an open mind, and look forward to hearing their thoughts on that. I’d also like to remind you, we’re still very early in this process, and so there really isn’t a whole — there’s still a lot of unknowns, I know a lot of us have got questions, and I’ll just tell you, it is very early yet, and a pretty big process in front of us to get through to closing. In the meantime, I really do want to remind each of you that we certainly have a very critical role to play to continue to grow a business. We have a tremendous business here at Williams, a lot of growth going on, and we need to stay very focused on delivering on that growth, and staying focused on doing the things that we can control, and so I would ask you to help me in doing that, and executing on a number of great projects that we’ve got out in front of us. I also would tell you, and I know this is really almost asking you to be superhuman, but I would also ask you to not speculate a whole lot. To the degree that we’re spending a whole lot of time speculating, and guessing at that, we really are taking our eye off the ball, the things we can control, and so I would just encourage you to try to keep your mind focused on the great business plan that we have in front of us, and continue to execute on that. And so, I really appreciate the great participation today, appreciate everybody being here, and with that, I will go ahead and introduce Kelcy Warren to the stage. So Kelcy, come on up.

(applause)

Kelcy Warren:

Thank you. It’s an honor to be here. I don’t know if this is this kind of meeting, I’ll read you guys and see, normally I like to start meetings by going from my left all the way to the right to stand up and introduce yourselves, say which company you’re with. (laughter) But I don’t think that’d work here. That’s a good way for me to use time actually, but let me do a little bit more on the introductions. Mackie is referred to by me as the number two guy, that sounds like an Austin Powers character. And Chris runs human resources, both these guys report to me. Mackie and I have worked together for over 30 years, and it’s been a great relationship. Chris and I have been together for many years now as well. This morning, I had an opportunity to spend two hours with Alan Armstrong, and let me tell you, it was incredible actually. A couple thoughts. Alan and I are more similar than you might think. We both come from engineering backgrounds, we both have engineering operations in our background. And we’re both very, very competitive people. If someone had tried to take my company over, I would have fought tooth and nail. I mean, just you wouldn’t believe what I’d have done. And if I had not prevailed, I don’t know if I could conduct myself as — the way Alan Armstrong is. It is remarkable. You’ve got a great leader.

(applause)

OK, let’s talk about who we are. We get accused of being complicated, and it’s really not fair. If you can understand a family, and I know I’ve got a 13-year-old, and that gets challenging from time to time, but if you can understand a family, you can understand Energy Transfer. We believe in the concept of independently, publicly traded MLPs or corporations now, in this case, we believe in that. We believe in that for many reasons, but there’s things such as cost of capital, and there’s things such as incentives, how people get rewarded, and where you can better identify performance. So, it looks inefficient, it looks unorthodox. In fact, we’re the only publicly traded partnerships that operate this way. But it is without a doubt, in my view, the superior way to run this sector of the business, and we will continue to run this way, with a rare exception, we merged one of our family members together, Regency just because I refuse to issue equity at double digit yields, we just refuse to do it. And they got caught on the wrong side of a POP-type structure, and so it happens from time to time. But, what we do is we try to run these things with varying levels of expertise, varying levels of relationships, varying levels of services. And we run them to complement one another, so yes, is there competition amongst them? Absolutely. Is there cooperation between them? Absolutely, absolutely. There will be conflicts from time to time, but we take these conflicts extremely seriously. And we always address them correctly. So, in summary, we’ve got Energy Transfer Partners, which is the largest, that’s the thing Mackie runs. We’ve got WPZ, hopefully, that’s what nobody knows for sure, but pretty sure. We’ve got SXL — this is order of size. SXL is a former Sun company. My dad worked, gosh, 45, 46 years at Sun. And by the way, he retired making $21,000 a year, so I’m not a silver spoon kid. And then, we’ve got Sunoco. Sunoco is retail sales of gasoline, and that business, we plan on diversifying that business, actually. That is the family of partnerships. They’re all extremely well managed. SXL is headquartered in Philadelphia. You’re beginning to see a trend here. We bought Southern Union Company a while back, as you guys know. That’s when Al and I really had some fun together, (laughter) and they were headquartered in Houston. We pretty much left that alone, as well. So that’s generally who we are.

Every major move we’ve made as a partnership, and I mean this. Every acquisition, everything we’ve done — we’re so acquisitive. We get called, “These guys are focused on growth. Do they ever run the business?” That is nonsense, people. I’m telling you it’s nonsense. Everything was to fix an imperfection. Everything we’ve done is to fix an imperfection. If you’re in the midstream business and you provide a service, but you don’t provide all the services that your customer wants, then you’re going to lose. We were finding that — Mackie was coming to me, saying, “Kelcy, we’ve got the superior network and the Eagle Ford Shale. We’re superior to anybody, but we’re losing out to Enterprise because they can offer frac space at Belvieu.” So Mackie and I went on a mission to absolutely fix that, and we bought a company that was in that business that provided that service where we could compete, and it worked. It worked beautifully well. We’ve grown that business, and we will continue to grow that business.

Likewise, we weren’t transporting crude, and we had a lot of our customers that would say, “Sorry, we love you guys. We’ve done a lot with you, but you’re not transporting our crude, and we have someone that says — they’re dangling this carrot out there. The carrot is, ‘We’ll handle your barrels, but you have got to give us your MCFs.’” So we decided to embark on that and to buy a company that did that, provided that service. That was Sunoco. I can’t tell you how proud I am of that deal. Alan and I talked about that quite a bit this morning. That was a — it was personal for me. It was a really important deal for us to do.

So that’s really how we’ve evolved. We’ve evolved to address imperfections that exist in our organization, to be better at every step. This merger — Alan and I were talking this morning — I love to buy things that are overlapping and poorly run — love to buy those things. If you can get something overlapping, you can extract efficiencies. If you get something poorly run, you can improve the bottom line every time. This one’s unusual. This one doesn’t overlap, and this one is extremely well run. Well, that’s actually quite good. We aren’t in the areas that you guys are in. We don’t compete that much. That’s a really surprising thing. You guys are massive. You’ve got this incredible company that you’ve built for 100 years plus, and we don’t really compete very much. So this was a wonderful fix where we’re not. We have not had the presence in the Utica Marcellus. Transco is the best interstate pipeline in the United States. It is the very finest pipeline in the United States, extremely well run, and I think pretty much everybody that knows the business would say that. This acquisition complements who we are.

And then, finally, I’ll leave you with this. This is surreal to me. I want everybody in this room — because I swear, if you look at our MO, look at our method of operation. We’ve done a pretty good job of keeping these partnerships independent and running them as such. If you look at what we have created, let’s fast-forward and say this merger gets completed. I believe it will. Guys, this is just amazing. This is amazing. We’ve got the best hydraulic machine that’s ever existed in the United States, ever. Nobody can — I mean, shoot, is it a very competitive business? Heck, yeah. There’s fly-by-nights that come — they open every week. Private equity comes in, and these guys bid fees. You guys — y’all encounter this. It’s a joke. They can’t do this, but they do. The competition in this business is extreme, and it will remain that way. But when you look at the services that we can provide together by joining, it is the most remarkable thing that has ever been created in the energy business, and I just hope you guys, at some point — and maybe starting today — you feel the pride that I have. This is going to be — we can really make a mark here, and I’m proud to be part of this with you. Thank you.

Mackie McCrea:

I think I’m on. All right. Well, I was waiting for this grand introduction, but I didn’t get it, so — (laughter) but I’m Mackie McCrea. I worked with Kelcy for a lot of years. He tries to give me a lot more credit that’s due. We built this company for two reasons, and they’re all directed by him. We focus on organic growth, and we focus on M&A, and we focus on taking care of employees. And by his direction and what he just said, we couldn’t be more excited, not only on where we are today, but where we’re going to be, hopefully, in three, four, five, six months, as you guys — part of our family. We’re very excited. So I’m going to kind of quickly go through — we’re somewhat time-limited — a PowerPoint, and then Chris is going to speak for a moment, and then we will have answers to some of the questions.

Energy Transfer really began in kind of the 1990s, very small company. We kind of began growing in a small way, buying assets. Energy Transfer Equity actually didn’t go public until 2006, but Energy Transfer Partners actually went public in 2004. Kelcy has already explained it, but some of the analysts act like we’re pretty complicated. We’re really not. We have a general partner, ETE, and then we have three — SXL, Sunoco, and ETP — MLPs that operate it that kind of focus in different areas. Of course, Sun’s retail, ETP has always been more gas until the last three or four years, and then we’ve kind of migrated into NGLs and a little bit into oil. SXL is really focused more on the oil, and they’ve migrated into refined products and NGLs. So even though there is some overlap, you’ll hear kind of a common theme here is — we work very well together to our areas of expertise to make the most out of each one of our separate partnerships.

The only thing I’ll comment on this is it has been a phenomenal growth story. It has been exciting to be a part of this. When we first — really back in 2002, the early part of 2002, we had 20 employees. And we always joke, and it’s really kind of the truth — half of those were spouses, so we were pretty small in 2002. And today, we have — we’ll talk about it in a minute. We’ll use the next slide. Anyway, I’ll go through that. As you can see on here, this is where we are today. This is all of our assets: our refined product lines, our oil lines, our NGL lines, our gas lines, our gathering and processing, etc. Pretty extensive system throughout the United States, but as I go through this PowerPoint, what you’ll notice is there’s two huge holes in this map. And if you go look at those huge holes, it’s the northeast and the entire eastern seaboard, and it’s kind of the middle part of the country to the northwest. And so, as you’ll see in a minute — as Kelcy mentioned — if you’re trying to put a puzzle together and try to put together a group of partnerships to provide services to any producer, wherever they may be in the country, we’ll be incredibly well-positioned to do that sometime next year.

As I mentioned a minute ago, we’ve grown through organic growth, and we’ve grown through M&A. And in 2004, as I mentioned earlier, is when ETP went public. We began acquiring assets. Initially, we bought TXU Fuel. It was the main electricity provider — or is — in Texas. It was a system that was built for one purpose: bring gas from different areas of West Texas and South Texas and North Texas to their power plants. We bought it, continued to provide that service — as we do today — but we really encouraged and started bringing production in. That’s what kind of kicked us off in a big way in Texas. Then, we started kind of connecting the dots and built

Houston Pipeline. Houston Pipeline is an extensive system that runs through the entire part of South Texas, all the way to kind of Southeast Texas. It connects and provides most of the gas — the majority of the gas — to the city of Houston and connected to just multiple industrial complexes and cities along the eastern seaboard. So not only did it connect two reserves in South Texas, it also provided a market, not only for Houston Pipeline, but for all of our other pipeline systems as we bought and built them to deliver into that system, to take gas all the way from the wellhead to the burner tip.

Then, we got into kind of the regulated side of the business. We had gotten midstream, gathering and processing, built some intrastate pipelines, and we felt like we needed to branch out. So in 2006, we bought TW (Transwestern). That’s a very extensive pipeline system running from Texas all the way to the California border. It’s one of the largest providers of gas in Phoenix and a large provider to, of course, the state of California and other towns and businesses along the way through New Mexico. Then, we did other kind of acquisitions, kind of jump forward to — as Kelcy mentioned — Southern Union. We purchased that in 2012, which really gave us a massive interstate system through much of the country — and I’ll go through that a little bit more on the map in a minute — and then, once again, kind of connecting the dots. It connects to our intrastate system. So you’ll hear a common theme — and you’ll hear it at the end of this — of how everything we buy is integrated. Our approach to business is not just providing one service. It’s really providing what the producer or the customer wants, and in many cases, they want to take the gas from the burner tip all the way to exporting it, if that’s the case, for whatever product they’re in control of.

We then, as Kelcy mentioned, in 2012, we acquired SXL, one of the best acquisitions that we have ever made. It got us, in a big way, into the oil transportation business. It brought — Mike Hennigan is one of the best CEOs, I think, in the country, has a great group of employees, a great group of assets, and we’re very excited to bring that part of the Energy Transfer family. Then, we bought Susser. That’s a retail — gas retail company. Y’all may know Stripes. I don’t think there’s any Stripes up here, but it’s a pretty massive owner of retail gas stations in Oklahoma, Texas, and kind of eastern New Mexico. And then, recently here, in 2015, we acquired Regency and are still in the process of fully integrating all those assets into Energy Transfer Partners. Of course, our most exciting announcement came here a couple of weeks ago. After a lot of negotiations and hard work, working with Alan and his team, we were able to bring it to this point, and we can’t wait to get it to the finish line.

I’m not going to walk through all this. It’d take a while. We don’t even have half the stuff on here, but as I mentioned a minute ago, we have a mix of M&A — I walked through the bigger M&A acquisitions we’ve made over the past number of years — this is our organic growth. If you look at the three partnerships — SXL, Regency, and ETP — you’re looking at close to $40 billion. A lot — you’ll hear in a minute — is on the map. We — every single day, we wake up and look at completing the projects that we’ve promised for customers and also evaluating the assets that we have and are they in the best use for that asset. For example, if there’s a pipeline that’s in better use of converting it to oil, we’ll do that — or converting it to NGLs, we’ll do that. So organic growth not only is building new assets, but it’s also repurposing assets that are in the ground, and SXL is a great example of a partnership that has done that in a big way in the Northeast, and I’ll go a little bit more through that in a moment.

As I mentioned, 1997 — really in 2002, the first half of 2002 until October, we had about 20 employees. At the end of 2002, we bought Aquila, kind of started growing fairly rapidly with kind of the Enron meltdown, and then we continued to grow and add people and add assets and really jumped up in 2012 with the Sunoco acquisition. As you can see, today, we sit around 31,000. Upon the completion of this merger, we’ll be about 38,000 — pretty substantial family of partnerships. I won’t walk through all this other than — it’d be really cool at the next speech. We may, maybe this time next year — we can’t top this one, but talking to another group and adding WPZ to this. If you look at the EBITDA, for example, of Energy Transfer — $6 billion — and you look at the pipeline miles and the processing plants and the terminals and all the states that we’re in and the billions of gallons of barrels that we move and the gasoline that we sell, it’s just kind of remarkable. It’s pretty cool to see kind of where we’re at, and we’re very excited to kind of add Williams to this in the future — how big we’ll be.

This is just kind of to repeat that point. Today, we process about 4 BCF a day. We’re the third largest gatherer and processer, and we have about 400,000 barrels a day of NGLs at the (inaudible) plants. We’re the second largest transporter of natural gas. As y’all can imagine, as big as you are, we’re going to become pretty big. I’ll get to the slide in a moment. As Kelcy mentioned, we really needed to diversify and get into the NGL side of the business. We bought just an incredible asset at Mont Belvieu. For those that don’t know, Mont Belvieu is the largest hub in the world where NGLs come in — all NGLs. A lot of them are consumed there in the area or piped or trucked out of the area, and then a lot of them are exported to Europe and Asia. We have been very excited about it. We call it our “Lone Star asset.” I’ll talk a little bit more about that on synergies in a minute, how we develop those in our family of partnerships, but that has been a wonderful acquisition for us. And then, we’re the third largest crude exporter — I’m sorry, crude transporter with SXL. And then, we’re the second largest — we will be the second largest developer of LNG projects once we reach FID, which means once we reach the point where we’re going to move forward on our Lake Charles liquefaction natural gas facility. And then, as we mentioned, we’re a leading provider of gasoline in the eastern one-third of the United States, in the Southwest.

OK, highlights real quickly — I think we’re doing OK on time. You can say we’re the fifth largest — the family of partnerships is the fifth largest in the world or the third largest in the United States. Even today, as I sit here and say this, it kind of is mind-boggling to me. In fact, I talked to some of my friends in high school — it was a long time ago — and they go, “You’re doing what? You’re head of what?” I don’t get it either. I’m just kind of running with it, but it’s pretty exciting, with Kelcy’s leadership, what we’ve built and the team we’ve put around ourselves, and also the team that we’ve met and gotten very familiar with that work under Alan. We’re real excited that all you guys will play a big role in a very huge franchise with just enormous possibilities, and I’ll touch on those — some of those — in a moment.

Same slide, post-merger jump up to the largest transporter, and we’re going through regulatory issues. And so, being large and all that stuff, we’ve got to be careful what we say. The bottom line is: anywhere we’re at, there’s competition. You can — when I show the map in a minute, it doesn’t matter where our pipelines are, we have competition in the same ditches in a lot of areas, but it’s certainly going to be very beneficial, very helpful to all of our family of partnerships to have a bigger footprint, a more spread out footprint, to not only all the basins, but to all the markets throughout the country, so that we can provide that full stream of service for whatever commodity it is. So we will be the largest gatherer and processer, the largest transporter, and — as you can read over here — the fourth largest fractionator, etc., etc. But we will — I hope we’ll be the first choice of most producers, not because we’re the biggest, but because we’re the best. And as you’ll probably hear from Chris, we give credit to why we’ve done as well as we’ve done is — what we try to do is make promises, be the best as far as price-wise, tell them when we’re going to build it, build it on time, and then operate it efficiently, so that the customers want to repeatedly come to us. And that’s another reason why this is such a big deal. We have producers that we’ve been doing business with in Texas, initially, that wherever they are in the United States, “Hey, are you here?” I mean, they’ve asked us in the Northwest. “No, we’re not there.” Some areas in Colorado and some other areas, now, we can kind of say, “Yeah, we’re there. We can provide you services pretty much anywhere in the United States, post-merger.”

We won’t walk through this again, but I think the exclamation point on this — if you add WPZ, and you look at the organic growth of the family of partnerships, there isn’t any company, family of companies in the United States, anywhere close to what we’re developing for our family of partnerships, for the industry, for the country. If you think about how many customers — whether you get your electricity or gas or oil or gasoline — how much of it will touch the Energy Transfer family of assets is just phenomenal, and this story says it all on not where we’re at today and the maps you see today, but where we’re going to be three or four years from now, when all this is complete, not even counting what we’re working on now.

So if you take a look at this, and forgive us — I do notice the Oberlin hidden on here, if somebody noticed that, so there is even another gap that’s filled in. But as I mentioned earlier, if you look at this on the eastern seaboard and the northwest — and, of course, intermingled throughout, too — but wow, what a picture. Take a look at that and say, “If you’re either a market or a producer, who would you call first?” So once again, very exciting — you can read through all the numbers, but a very compelling story. This is our retail stores. Please stop at all Sunocos and Stripes that you possibly can. It helps all of us. But anyway, we’re very big in the eastern one-third, and then, with the Susser acquisition, we’re very big in Texas, a little bit in Oklahoma — I don’t see any here — and then eastern New Mexico. But we are growing that business. We have one of the best leaders of any retails company in the United States, and so that is a growing area of ours.

OK, the key takeaways — I’m not going to walk through all this. I’ve already kind of hit on a lot of it, but what I wanted to do is — the second part says, “The merger creates numerous benefits.” And this is kind of a common question that we’ve seen, but it’s one of the most exciting ones to answer. And the only way to — we can say, “Oh, we’re going to do this, and we’re going to merge this, and we’re going to do this,” but what I can tell you is, by example, what we’ve done with others. When we bought SXL, they had assets in the Northeast. They had assets in Texas and in other areas. Some of them kind of overlap, but they’re in a little different business, so I’m going to walk through three pretty significant scenarios. In the Northeast, they were the first company in the United States to export ethane. They began doing that this past year up to Sarnia, through Ohio and Michigan, into Canada. They are slowly becoming — they’ve announced Mariner East One. Mariner East 2 soon, hopefully, will be announced. And we believe, through that enterprise and through the development of Marcus Hook, which is in eastern Pennsylvania, where all these liquids will end up and be exported — or a lot of them — one of the reasons that has been so successful is combining with ETP. We work daily on gathering. We’ve announced our Revolution Project. That’s going to be a large provider of liquids to SXL, and that’s one reason this is very exciting. We’ve kind of identified some synergistic benefits to the WPZ assets. Let me tell you, SXL is a huge benefit. Once we can openly talk to customers and work together to bring customers and show them that the best price for their gathering — but also the netback price for their gas, for their propane, ethane, butane, and all their liquids — is an Energy Transfer family answer to all that, and that’s using SXL.

So we’ve already worked together in the Northeast with SXL in a big way. Another one is in South Texas, a place called Nederland. We always say this — not sure exactly, but I think it is — is it’s the largest oil terminal in the world. We have — I think it’s 60 or 70 million barrels of oil storage at Nederland that SXL operates. It’s connected to almost every — either directly or indirectly — to almost every refinery kind of along the eastern seaboard there. We’re extending a system over into Louisiana to kind of give access to all the refineries in Louisiana. It has been really a great asset for Nederland — I mean for SXL. But what we did was we identified, when we bought SXL, a real significant synergy that we kicked off this year, and we’re very excited about it. There is a vast need to export ethane and propane. As everybody knows, we’re all kind of limping through this right now. Prices are really depressed. It’s key that, as a nation and as an industry, we figured out a way to provide export capacity to Asia and Europe, where they need a lot of these liquids. So we combined Lone Star with our footprint at Mont Belvieu, our storage, our fractionation capacity with some idle pipelines or underused pipelines that SXL owned that we could take propane — liquid propane — over to Nederland. We built a large export terminal. I think it’s about 200,000 barrels a day of propane that we export. We kicked that off, I think, February or March of this year — big deal. Big deal for our family of partnerships, big deal for our country, big deal for producers, and we’re looking at developing that in a much bigger way — not only Nederland, but also Marcus Hook — with not only propane and butane, but also with ethane. So there is another example of synergies working together very quickly within the family of partnerships, with Energy Transfer.

Last one, not nearly as big a deal, but out in West Texas, SXL has a lot of oil pipelines there. They have announced a lot of expansions, but getting the barrels to their pipe has been a little bit of a struggle if you need to go further west than Midland. We’ve developed some gathering lines. We’re starting to bring ETP more and more barrels into SXL to both help our business with our producers that we’re working with and also to help fill SXL’s pipeline. So those are just kind of three examples. There are numerous examples of how we’ve looked at our assets, and without tripping over each other, we’ve looked at and worked together, whether it’s joint ventures or sharing of capacity. Wherever it makes sense in that particular case, I think we’ve done a pretty phenomenal job, and we certainly have identified it in deep scrutiny of the benefits and the synergies that we see with bringing in the Williams assets.

I believe that’s it. Now, you can kind of hear me better. Have y’all not heard me until now? (laughter) Let me start over. No — wow. Did y’all hear me the whole time? I’ll just put my head down. I think that’s it. I’m not going to sit here and walk through all this other than, as you can see, ETE, ETC, Williams will be a stronger, better positioned — we can say it over and over, but it’s the truth. Just take a look at the map. Take a look at the people. You can hear a lot about people from Chris Curia, about how valuable it is that — you know, the two things that we focus on is taking care of our customers and taking care of our employees, providing a safe environment and a productive environment, and you’ll hear more from Chris on that. So anyway, thank you very much. I don’t know what kind of introduction, other than — this is the best HR person in the — sorry — in the world, and he really is good. He’s entertaining, but he does a fantastic job for Energy Transfer. So Chris Curia.

Chris Curia:

Good morning. That was a setup. Mackie knows LTIPs are coming up in December, so he’s going to acknowledge me before we do our LTIP program. Really very pleased to be here this morning — I appreciate the opportunity to talk to the group. I also had the opportunity this morning to meet a little bit with Robyn, and we were able to talk a little bit about integration and some things that we’re going to start planning here in the future. So what I wanted to go over with you kind of quickly is talk a little bit about our values and beliefs. But before I do that, just putting this merger into context for us, this will be the largest merger that we do in the midstream space, from an employee standpoint, asset base. So Southern Union, Louis Dreyfus, all the other acquisitions or mergers that we did, we did not have the number of employees and the number of assets that we’ll have, so this will be a little bit new for us. Our style is — we know we live in the United States. It’s a democracy, and so we’re not like dictators. We don’t come in and dictate terms to people. We look for the opportunity to work with people and looking forward to working with Robyn and the whole group here and all the employees across the organization.

But this is huge for us. This is a — Kelcy gets to buy it, and then we get to work the next six months to a year trying to put it all together. So I’m really 25 years old, but I’ve aged. From 200 to 38,000 Kelcy thinks is no problem, and it’s not for him, but it does require work, and it requires good people. And we do have — I’ve been blessed to be in this industry for about 35 years, and it started my career with Marathon Oil Company a long time ago. And I will tell you that you’re getting to meet, today, two of the better people in this industry, and from a leadership standpoint, two people that have their heads on straight, and they understand the business, they understand the importance of employees and people in the communities. And you can only grow this thing like this if you understand those things and you have the mindset and the entrepreneur spirit to make something better and to make it bigger. And these two gentlemen here both understand that and it’s been a real pleasure to be associated with them and to work with them. Talking a little about core values. We were up in Robyn’s office and she had values on the wall. And we said, “Did you steal ours or did we steal yours?” (laughter) Because when you look at the values and beliefs across the two companies, they’re very, very similar. I mean, we value ethical conduct; that’s where it starts. So we value ethical conduct, we believe in honesty, integrity, and treating everyone with respect. So that’s kind of where we start. When you look at safety, we also value safe operations. We understand it’s our responsibility to provide a safe workplace for our employees, to protect the environment, to protect our property and assets, and we’re very committed to that. Very committed to that.

Talk about entrepreneurial mindset and innovation. Those are both pretty similar but, as you can see from the growth, we definitely have a culture and a belief and mindset in taking risk. We think we’re taking educated risk. When you have that at the top, that permeates all the way down through the organization. And you’ll hear employees always saying, “Can we try this?

Have you looked at this?” So a lot of discussion is centered around looking at different ways to do the business and always trying to innovate, looking for ways where we can operate better, we can operate safer, and where we can be more efficient.

In regards to unit holders, we value our unit holders. We try to make sure that our comp programs and the way we reward employees is aligned with how well we’re performing and how well the unit holders are doing.

In regards to corporate stewardship, we understand that we have a role to play in the communities where we operate. So we are committed to serving the needs in the communities that we operate. And I’ll show you a slide here in a minute and some of the ways that we do that.

And then employees. You know, some people say, “why is employees last on here?” If you’ll notice, employees are everywhere throughout this chart. But we believe and we value the employees. And we believe in making sure that we have a relationship that’s built on trust and respect.

So you say, OK, those are your values. How do we kind of put these into action somewhat? You will see in our organization, we give employees a lot of responsibility all the way down through the organization. With that, we do hold people accountable. With responsibility comes accountability. We pride ourselves on open and honest communications. I can walk in Kelcy’s office anytime. Any employee can walk into Kelcy’s office at any time, or Mackie’s office. We try and make sure that we’re accessible and that employees feel comfortable in talking about any issues that may be on their mind.

Mackie mentioned it earlier, we have a poster throughout all of our offices: do the right thing. So when we boil it all down to what are we asking employees to do? Regardless of what you’re working on, who you’re interacting with, make sure you’re doing the right thing for yourself and make sure you’re doing the right thing for the company.

I mentioned safety earlier. Mackie talked a little bit about taking care of our customers. The last two I want to touch on real quickly. I mean, we are a very fast-paced organization and employees work very hard. We do try to encourage people to get some balance in regards to their family. Family comes first. Family and work. So we’re always trying to talk about that. We have several people that don’t understand that concept (laughter) completely, but we’re always talking about making sure you have some balance in what you’re doing.

And the last thing, in working with different companies, I will tell you that this is by far (laughter) the most fun place to work. We do try to have fun. We do try to celebrate things when things are going well. So that’s kind of our values and how we try to put that in action.

Just want to show you real quickly, this is our little logo for our community service that our volunteer efforts, so we call it Giving Back with Energy. And I’m just noting on here a few of the agencies that we work with — very big supporters — American Red Cross. Huge supporters of M.D. Anderson cancer research. In the last few years, we have really gotten behind that

(inaudible) and we’ve got to meet people at M.D. Anderson. And we believe strongly in what they’re trying to do to eliminate cancer. So we support them to the tune of well over $2 million a year. And all these other agencies (inaudible) that’s just a small list of the companies that we work with, from a community standpoint.

This really isn’t my slide; this is a Jamie Welch slide. But (laughter) I’ll play CFO for a second just to tell you what’s really next, in regards to where do we go from here. You can see here, we’re in October now. So we’ve done our filing or we’re prepared to do the filing, get government approval, clearance, got a shareholder vote, and then we hope for close sometime in the first half of 2016.

And then where’s Rob at? — Kelcy, did you want to come back? I know they were a couple questions. Thank you. (applause)

Rob Hatley:

Thanks, Chris. As I mentioned at the outset, please continue to submit your questions via MyWilliams@Williams.com. And we’re collecting those and corralling those and everything. And there have been over 200 — probably closer to 300 — questions at this point. And we had put those into category and I have in front of me the list. And this list was sent to ETE and you guys did a nice job, I think, today, of constructing the presentation to address them. But I have a couple that I’m going to ask, if you don’t mind. I’ll just use the podium mic since I don’t have another one. And then I’ll let you answer them.

First one was, “please explain how the different MLPs are structured within ET and how the different businesses complement one another and interact with one another, from a commercial perspective?”

Kelcy Warren:

Absolutely. You have to put your chin on your chest to be heard, Mackie. (laughter) So first of all, start with ETP. And most of these are this way, by the way. Energy Transfer Partners is a publicly-traded master limited partnership. The general partner and the IDRs — and I know everybody in this room knows what that means — they reside at ETE. So ETE controls ETP from a general partner perspective. They have independent boards — both partnerships — and there are routine conflicts that occur between Energy Transfer Partners and Energy Transfer Equity and we address those conflicts within those boards.

Then move to SXL. SXL, very similarly, — a little different, because of the legacy of SXL — SXL was acquired by ETP. It was acquired by ETP because Energy Transfer Equity felt strongly that Energy Transfer Partners needed a boost. Its basis had shrunk and these guys were working their tails off and struggling to get much above about a one coverage ratio. So SXL was such a creative transaction, we bought it in ETP. As soon as ETP benefited from that, then we began migrating the GP and the IDRs back out of SXL. That migration is not completely done but it’s close. Sun — I’ve got to tell you — I’m really open about this — on the retail gasoline business, guys, that’s not a business I’m a big fan of, just to let you guys know. I mean, I hope there’s no smokers in this room, but if you go into one of our stores, grab you a pack of cigarettes, the margin is huge. (laughter) But I’m not a big fan of that business; I’m not. But we’re in it. You know, we’re in it. It was part of Sun. When we bought Sun, that was a business that was there. Now, I’m not belittling it — it’s a well-run business — it’s just not our core business.

But what we’ve done, we spun that business out and we did it through an acquisition of another MLP. And now, it’s our job to diversify that business. When Energy Transfer Partners started out, we were what, Mackie, 55% propane sales? Because we merged with a Tulsa company called Heritage Propane. That’s how we went public. Well, we knew we had a decision: do you get out propane? No, you don’t. What you do is you grow your way to where propane becomes less of a percentage of your cash flow. That’s what you’re going to see with Sun over the years.

I’m not finding fault with the business. I’m not. It’s a business that is a good business. It’s actually quite counter-cyclical. This would surprise you: we make a lot more money in retail sales of gasoline when crude oil prices go down. That’s counterintuitive, but we do. So think about when SXL makes less money, we make more money there. It actually works with us quite well. That MLP, ETE owns the GP, the IDRs, and that’s the way that business operates.

I think we threw another business up there, LNG. Who knows if that’s going to go away. I think it will. Shell’s buying British Gas. I do believe that this is one of the key reasons they’re buying British Gas. And we do believe this will move forward. That will most certainly be an MLP also. We need that vehicle to raise capital to fund this project; it’ll be massive. Probably $12 billion project. So almost certainly, that will be another MLP.

And then, finally, of course, I think everybody is intimately familiar with the structure that we were required to put in place to accomplish this acquisition. I’ve never been a fan of corporations versus MLPs, if you had a choice. And I love this argument. The media loves to get this argument with you about cost of capital. And they’re idiots. Because why would you pay tax twice? Why would you pay it at a corporate level and then turn it around and pay it again when the cash is dividended out to your shareholders? That’s just silly. Well, many reasons. Not everything qualifies for an MLP. And oftentimes, corporations are legacy vehicles. They’re there already. So I’m really pleased that we’re going to have a corporation in our family because there’s a lot of great things that reside in corporations.

And no one’s heard me say this and I don’t talk about this much. It’s hard to talk about the future when you haven’t even closed something. But let me just speculate a tad. What a wonderful acquisition vehicle: deals that have not been available to us in the past because we’re an MLP structure. And let’s say Alan owns a company. If I give him MLP units, that is not tax efficient. It’s not tax efficient for the unit holders that gave those units to Alan. We had to do that, by the way, with Southern Union. We were required to do that because you guys got in there and messed up our play box. (laughter) But we had to change currencies to compete with you guys. But it’s not optimal. That is not a good thing to do because it’s really a tax bad thing for the MLP. It’s a tax good thing for the corporation. The reverse, if a corporation buys an MLP, that’s a tax (inaudible). Tax is a big, big deal to us. We like to push money out to our unit holders, not to the government. We pay our share of tax but we minimize it whenever possible. So hopefully that gave you a pretty good synopsis. Thanks.

Rob Hatley:

Again, as I mentioned at the outset, a lot of these questions really address the categories of history and culture and charitable giving and all of that. So I really appreciate that. So I have one more question, though, that I’d like to ask you, Kelcy. It says, “as employees think about the future career opportunities, and once the proposed merger is finalized, will they be able to consider roles across the various MLPs at ETE?” And then, I think, after that, if there are any other final comments you’d like to make. And then I think Alan’s going to come up and close this out. Okay?

Kelcy Warren:

Excellent. Absolutely. And everybody in this room knows this, I mean, guys, (laughter) — ladies and gentlemen, I’m sorry — when you combine entities, what are you trying to do? You’re trying to create more profit per barrel, more profit per MCF, more profit per a gallon of NGLs. You’re trying to improve your efficiency. And so with that, if there’s any low hanging fruit of integration, you capitalize on that. So I’m not going to suggest to anybody here that we’re not going to be focusing on that. We are. I will tell you, though, I love this culture. Alan and I spent a great deal of time this morning, it reminds me of me. I mean, it’s a focus of engineering, it’s a focus on operations, it’s a focus on all these things that we get up every day and live and breathe. So absolutely, there’s going to be opportunities. For example, Chris and I were talking this morning on the airplane. We have over 2,000 employees in Houston, Texas. We have over 1,200 employees in Philadelphia. We have 350 in Dallas, Texas. And I don’t want any more in Dallas. That’s decentralized mentality. I’m a believer that if you have square footage in your office building, you will fill it up. And so therefore, we try not to do that.

In Pittsburgh, I don’t know, Mackie? We’ve got employees all over the place. We’re going to take the best people for the job, and they may reside at Energy Transfer Partners, they may reside at SXL, they made reside at WPZ, they may reside in Tulsa, they may reside in Houston. I don’t know. But we’re going to analyze that and we’re going to take the best talent and deploy that into the service required to run this business correctly. And please, give a little patience to us. This is hard. We’ve got to earn your confidence. We will earn your confidence. But when you see our conduct, you’ll see that we are consistent on this issue.

And then, closing remarks. I just can’t tell you, I’m just honored. This is surreal for me. It’s completely surreal that such an organization could be put together. It is surreal for me to think of all we can accomplish. I was telling my 13 year old boy last night. He was distraught over the Ranger game and so I was trying to pick him up a little bit and talk to him about my day today. And of course, he went to sleep. (laughter) But you know, I was just telling him, son, we’re just going to be able to move more product than anybody because we can do more for the people we provide services to. We’re a service provider. We provide services and we listen to our customers and we do it better than anybody else. And I’m honored to be working with you people. And let’s do it better than anybody’s ever done it. Thank you. (applause)

Alan Armstrong:

Well, Kelcy, thank you very much. I appreciate the kind words and the obvious respect for a great organization that’s been here at Williams. I really appreciate that. Mackie and Chris, thank you all very much for taking the time and the effort to be here today, and explaining you all’s vision for, you know, what’s obviously a real powerhouse of a business. And look forward to working with you all to help position that for the future.

And for the team here, thanks again for such a great turnout this morning. I appreciate everybody being here and being interested. And as well, I just want to remind you, we remain as an independent company today and we have a lot of very important work in front of us and a lot of growth that we’ve got to continue to manage, and manage well. And I look very forward to continuing to do that with you all. There is the MyWilliams.com out there, a place to go for your questions. And I want to say a big thanks to Rob Hatley, who has been putting in extraordinary effort throughout this process and working hard to try to get those answers out there. And so Rob, to you and your team, thank you very much for the extra efforts you guys have been putting into that.

And so, with that, I’ll close it out and just say thank you all very much for being here today. And I appreciate all your commitment to making Williams the great company it is today. So thank you all very much. (applause)

(music)

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Additional Information and Where to Find It

The proposed transaction involving Energy Transfer and Williams will be submitted to Williams’ stockholders for their consideration. In connection with the proposed transaction, Energy Transfer Corp LP (“ETC”), Energy Transfer and Williams will prepare a registration statement on Form S-4 that will include a joint proxy statement/prospectus for Williams’ stockholders to be filed with the Securities and Exchange Commission (“SEC”), and Williams will mail the joint proxy statement/prospectus to its stockholders and file other documents regarding the proposed transaction with the SEC. This document is not intended to be, and is not, a substitute for such filings or for any other document that ETC, Energy Transfer or Williams may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO CAREFULLY READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The registration statement, the joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed or furnished by ETC, Energy Transfer or Williams with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus from Energy Transfer by going to its investor relations page on its corporate website at http://ir.energytransfer.com and from Williams by going to its investor relations page on its corporate website at http://co.williams.com/investors.

Participants in the Solicitation

Energy Transfer, Williams, their respective directors and certain of their respective executive officers and employees may be deemed to be “participants” (as defined in Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in respect of the proposed transaction. Information about Energy Transfer’s directors and executive officers is set forth in its annual report on Form 10-K filed with the SEC on March 2, 2015, and information about Williams’ directors and executive officers is set forth in its definitive proxy statement filed with the SEC on April 10, 2015. These documents are available free of charge from the sources indicated above, and from Energy Transfer by going to its investor relations page on its corporate website at http://ir.energytransfer.com and from Williams by going to its investor relations page on its corporate website at http://co.williams.com/investors. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement, the joint proxy statement/prospectus and other relevant materials Energy Transfer and Williams file with the SEC.

Forward-Looking Statements

The reports, filings, and other public announcements of Williams may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	The status, expected timing and expected outcome of the proposed merger between Williams and Energy Transfer;

•	Statements regarding the proposed merger between Williams and Energy Transfer;

•	Our beliefs relating to value creation as a result of the proposed merger between Williams and Energy Transfer;

•	Benefits and synergies of the proposed merger between Williams and Energy Transfer;

•	Future opportunities for the combined company;

•	Other statements regarding Williams’ and Energy Transfer’s future beliefs, expectations, plans, intentions, financial condition or performance;

•	Expected levels of cash distributions by Williams Partners L.P. (“WPZ”) with respect to general partner interests, incentive distribution rights and limited partner interests;

•	Levels of dividends to Williams stockholders;

•	Future credit ratings of Williams and WPZ;

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business components;

•	Natural gas, natural gas liquids, and olefins prices, supply, and demand; and

•	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this document. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Satisfaction of the conditions to the completion of the proposed merger between Williams and Energy Transfer, including receipt of the approval of Williams’ stockholders;

•	The timing and likelihood of completion of the proposed merger between Williams and Energy Transfer, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed merger that could reduce anticipated benefits or cause the parties to abandon the proposed transaction;

•	The possibility that the expected synergies and value creation from the proposed merger between Williams and Energy Transfer will not be realized or will not be realized within the expected time period;

•	The risk that the businesses of Williams and Energy Transfer will not be integrated successfully;

•	Disruption from the proposed merger between Williams and Energy Transfer making it more difficult to maintain business and operational relationships;

•	The risk that unexpected costs will be incurred in connection with the proposed merger between Williams and Energy Transfer;

•	The possibility that the proposed merger between Williams and Energy Transfer does not close, including due to the failure to satisfy the closing conditions;

•	Whether WPZ will produce sufficient cash flows to provide the level of cash distributions we expect;

•	Whether Williams is able to pay current and expected levels of dividends;

•	Availability of supplies, market demand and volatility of prices;

•	Inflation, interest rates, fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•	The strength and financial resources of our competitors and the effects of competition;

•	Whether we are able to successfully identify, evaluate and execute investment opportunities;

•	Our ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses as well as successfully expand our facilities;

•	Development of alternative energy sources;

•	The impact of operational and developmental hazards and unforeseen interruptions;

•	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

•	Williams’ costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	WPZ’s allocated costs for defined benefit pension plans and other postretirement benefit plans sponsored by its affiliates;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers and counterparties;

•	Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally-recognized credit rating agencies and the availability and cost of capital;

•	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•	Risks associated with weather and natural phenomena, including climate conditions;

•	Acts of terrorism, including cybersecurity threats and related disruptions; and

•	Additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this document. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in Williams’ annual report on Form 10-K filed with the SEC on February 25, 2015, and each of its quarterly reports on Form 10-Q available from its offices or from its website at http://co.williams.com/investors, as well as in Energy Transfer’s annual report on Form 10-K filed with the SEC on March 2, 2015, and each of its quarterly reports on Form 10-Q available from its offices or from its website at http://ir.energytransfer.com.